Exhibit 99.1
News Release
Copano Energy, L.L.C.

Contacts:	Carl A. Luna, SVP and CFO
Copano Energy, L.L.C.
713-621-9547

Jack Lascar / jlascar@drg-e.com
Anne Pearson/ apearson@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY ANNOUNCES CORRECTION TO FOURTH QUARTER

NET INCOME AND EARNINGS PER UNIT

HOUSTON, February 26, 2010 — Copano Energy, L.L.C. (NASDAQ:  CPNO) today announced that the net income and net income per unit on a diluted basis that it reported for the quarter and year ended December 31, 2009 were incorrect.  On February 25, 2010, Copano reported net income of $9.3 million, or $0.16 per unit on a diluted basis, for the fourth quarter of 2009, and net income of $25.0 million, or $0.43 per unit on a diluted basis, for the full year 2009.  Copano now anticipates that net income for the fourth quarter of 2009 will be between $8.3 million and $7.3 million, or between $0.14 per unit and $0.13 per unit on a diluted basis, and that net income for 2009 will be between $24.0 million and $23.0 million, or between $0.41 per unit and $0.40 per unit on a diluted basis.  The reduction in net income resulted from a non-cash impairment charge associated with inactive pipelines owned by Bighorn Gas Gathering, in which Copano owns a 51% interest.  Copano is currently evaluating the precise impact of the impairment charges on its net income and net income per unit for the fourth quarter and full year 2009.
Houston-based Copano Energy, L.L.C. is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.  Its assets include approximately 6,400 miles of active natural gas gathering and transmission pipelines, approximately 250 miles of NGL pipelines and seven natural gas processing plants, with more than one billion cubic feet per day of combined processing capacity.  For more information, please visit www.copanoenergy.com.

This news release may include “forward-looking statements” as defined by the Securities and Exchange Commission. These statements reflect certain assumptions based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  These statements include, but are not limited to, statements with respect to future distributions.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Copano’s control, which may cause Copano’s actual results to differ materially from those implied or expressed by the forward-looking statements.  These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to Copano, key customers reducing the volume of natural gas and NGLs they purchase from Copano, a decline in the price and market demand for natural gas and NGLs, the incurrence of significant costs and liabilities in the future resulting from Copano’s failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano’s Securities and Exchange Commission filings.